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                                                                      EXHIBIT 11
                        Earnings Per Share Computations
                 (thousands of dollars, except per share data)

                                                         For the Three Months
                                                            Ended March 31,
                                                           1997         1996
                                                       -------------------------
Primary Earnings Per Share
Earnings available for common shares and common stock
 equivalent shares deemed to have a dilutive effect:
 Earnings from operations............................  $    12,148  $    11,566
 Provision for cash dividends on preferred
   stock (Series B)..................................                    (1,060)
                                                       -------------------------
Net earnings available for common shares
 and common stock equivalent shares deemed
 to have a dilutive effect...........................  $    12,148       10,506
                                                       -------------------------
                                                       -------------------------
Primary earnings per share...........................  $      0.88         0.77
                                                       -------------------------
                                                       -------------------------

Shares Used in Computation
Weighted average common shares outstanding
 (net of treasury shares)............................   13,679,660   13,523,012
Common stock equivalents.............................      184,415      184,422
                                                       -------------------------

Total common shares and common stock
 equivalent shares deemed to have a dilutive
  effect.............................................   13,864,075   13,707,434
                                                       -------------------------

Fully Diluted Earnings Per Share
Net earnings available for common shares
 and common stock equivalent shares deemed
 to have a dilutive effect...........................  $    12,148       11,566
                                                       -------------------------
                                                       -------------------------
Fully diluted earnings per share.....................  $      0.87         0.74
                                                       -------------------------
                                                       -------------------------

Shares Used in Computation
Total common shares and common stock
 equivalent shares deemed to have a dilutive
 effect..............................................   13,864,075    13,707,434
Additional potentially dilutive securities
 (equivalent in common stock):
  Convertible preferred stock (Series B).............      124,677     1,959,268
  Stock options......................................       39,410        13,689
                                                       -------------------------
   Total.............................................   14,028,162    15,680,391
                                                       -------------------------
                                                       -------------------------

Summary of Cash Dividends Declared Per Share
Preferred-Series B...................................  $         -           .42
Common...............................................          .34           .30